Exhibit 99.1

      INVESTools' New Product Strategy Boosts Revenue and Cash;
  Revenue Up 41%, Cash and Marketable Securities Reach $16.7 Million

    HOUSTON--(BUSINESS WIRE)--Aug. 12, 2004--INVESTools Inc., (AMEX:IED), the market leader in fulfilling the lifelong education needs of self-directed investors, today announced that total revenue for the quarter ended June 30, 2004 rose 41 percent to $25.6 million from $18.1 million for the same period a year ago. Total sales generated during the period rose 57 percent to $30.1 million from $19.2 million for the same period a year earlier before an adjustment for the net change in deferred revenue of $4.5 million and $1.1 million, respectively. Net loss in the period decreased 47 percent to a loss of $0.9 million, or a loss of $0.02 per share, compared to a loss of $1.7 million, or a loss of $0.04 per share, in the second quarter of 2003.
    "INVESTools produced its third consecutive quarter of record total sales resulting from growing workshop and continuing education product sales -- including the recently launched Masters Program -- and high rates of student retention," said Lee K. Barba, Chairman and Chief Executive Officer. "Increased student acquisition incentives to our co-marketing partners, as well as a series of advanced product bundles being offered at price points up to $16,999, have exceeded our expectations for the growth in our graduates and increased their lifetime value. Management's focus on creating the highest quality investor education products bundled around our InvestorToolbox website will continue to provide growth opportunities with improving margins for our shareholders."
    Rapid growth of the Company's Personal Training System and website renewal products continues to result in significant increases in deferred revenue. During the second quarter, total deferred revenue increased $4.5 million compared to an increase of $1.1 million in the second quarter of 2003. The Company's accounting policy is to recognize the direct selling costs, which include revenue share arrangements, costs of hosting workshops, materials costs and credit card fees, when the sale is generated, even though a portion of the revenue is deferred to future periods. This can result in incremental losses in the month of the sale that negatively impact current period earnings, even though cash from the sale is collected in full when the sale is generated. As a result, a portion of the revenue and much of the profit related to the sales will be recognized in future periods.
    Graduates of the Company's investor education programs for the second quarter of 2004 totaled 12,451 compared to 6,737 for the second quarter of 2003, an increase of 85 percent. To date, more than 118,000 students have graduated from the Company's investor education programs. During the quarter, subscription retention rates exceeded 65 percent, with more than 75 percent of these renewals extending their InvestorToolbox subscription for one year or longer. Currently, the Company has over 43,000 active subscribers to its InvestorToolbox website.
    Cost of revenue in the quarter increased to 62 percent of total revenue from 59 percent in the prior year period. This increase can be principally attributed to certain costs recognized in the quarter related to the increase in deferred revenue, including revenue share, commissions, credit card fees and materials.
    Selling expense in the quarter remained relatively unchanged at 22 percent of revenue compared to 23 percent in the same period a year earlier. Contributing to the increase in selling expense in the quarter was an investment in certain marketing related consulting services intended to further drive growth in sales.
    General and administrative expense as a percentage of revenue increased slightly to 20 percent during the quarter from 19 percent in the same quarter of 2003. The increase was primarily due to the first full quarter of general and administrative expense for 360 Group, acquired by the Company in February 2004, offset by savings in marketing costs in selling expense. Professional fees in the period increased due to substantial efforts required in connection with compliance with Section 404 of the Sarbanes-Oxley Act, Australian legal and licensing efforts and fees related to personnel recruiting and training efforts.
    As of June 30, 2004, the Company had cash and short-term investments in marketable securities of $16.7 million, up from $15.6 million at March 31, 2004 and $12.3 million at December 31, 2003. Including restricted cash collateralizing the Company's merchant account relationships, as of June 30, 2004, the Company had cash and marketable securities of $18.5 million, up from $17.5 million at March 31, 2004 and $12.6 million at December 31, 2003. As of August 6, 2004, the Company had cash, marketable securities and restricted cash totaling $20.0 million. The Company has no long-term debt.

    Conference Call Information

    In conjunction with this release, a conference call will be held to discuss these results at 10:00 a.m. EST today. The webcast of the call can be accessed through the Company's corporate website at http://www.investools.com under Investor Relations. Please allow extra time prior to the call to visit the site and to download the streaming media software required to listen to the Internet broadcast. The online archive of the broadcast will be available within two hours following completion of the live call.

    About INVESTools Inc.

    INVESTools Inc. is a global leader in investor education. The Company offers a full range of investor education products and services that provide lifelong learning in a variety of delivery formats, including instructor-led workshops, "at home" study programs, personal training sessions and through the Web. More than 118,000 investors around the world have graduated from INVESTools investor education programs. Visit the Company's corporate Web site at http://www.investools.com for more information regarding the INVESTools Method.

    "Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995: Except for historical information, the matters discussed in this news release that may be considered forward-looking statements could be subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected. These include uncertainties in the market, competition, legal proceedings, success of marketing efforts and other risks detailed from time to time in the Company's SEC filings. The Company assumes no obligation to update the information in this release.


                   INVESTOOLS INC. AND SUBSIDIARIES
                      Consolidated Balance Sheets
                            (in thousands)

                                               June 30,   December 31,
                                                 2004         2003
                                              ----------- ------------
                                              (unaudited)
ASSETS
Current assets:
  Cash and cash equivalents                    $   9,493   $    4,458
  Marketable securities                            7,171        7,808
  Accounts receivable, net (allowance: $155,
   $197)                                           1,220          319
  Other current assets                             1,701          420
                                                ---------   ----------
    Total current assets                          19,585       13,005
Restricted cash                                    1,863          357
Goodwill and intangibles, net                     15,430       12,357
Furniture and equipment, net                       1,423          832
                                                ---------   ----------
    Total assets                               $  38,301   $   26,551
                                                =========   ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Current portion of deferred revenue          $  13,774   $    8,464
  Accounts payable                                 3,174        1,391
  Accrued payroll                                  1,730        1,544
  Accrued tax liabilities                            604          561
  Other current liabilities                          995          566
                                                ---------   ----------
    Total current liabilities                     20,277       12,526

Long-term liabilities:
  Long-term portion of deferred revenue            2,902          158
                                                ---------   ----------
    Total liabilities                             23,179       12,684
                                                ---------   ----------

Stockholders' equity:
  Common stock (45,380 and 44,189 shares issued
   and outstanding, respectively)                    454          442
  Additional paid-in capital                     130,254      127,058
  Accumulated other comprehensive loss                (6)          (2)
  Deferred stock compensation                     (1,107)        (293)
  Accumulated deficit                           (114,473)    (113,338)
                                                ---------   ----------
    Total stockholders' equity                    15,122       13,867
                                                ---------   ----------
    Total liabilities and stockholders'
     equity                                    $  38,301   $   26,551
                                                =========   ==========


                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Operations
               (in thousands, except per share amounts)
                              (unaudited)


                                 Three Months Ended  Six Months Ended
                                      June 30,           June 30,
                                 ------------------- -----------------
                                    2004      2003     2004     2003
                                 ---------- -------- -------- --------

Revenue                            $25,609  $18,127  $48,582  $32,007
Costs and expenses
  Cost of revenue                   15,791   10,671   29,021   18,066
  Selling expense                    5,678    4,256   10,798    7,944
  Related party selling expense          -        -        -      501
  General and administrative
   expenses                          4,845    3,363    9,550    6,356
  Depreciation and amortization
   expense                             216      139      374      370
                                 ---------- -------- -------- --------
    Total costs and expenses        26,530   18,429   49,743   33,237
                                 ---------- -------- -------- --------
    Loss from operations              (921)    (302)  (1,161)  (1,230)
Other income (expense)
  Loss on sale of assets               (56)       -      (74)       -
  Interest income (expense) and
   other, net                           60       22      103       23
                                 ---------- -------- -------- --------
    Total other income (expense)         4       22       29       23
                                 ---------- -------- -------- --------
Loss before income tax expense        (917)    (280)  (1,132)  (1,207)
  Income tax expense                     -    1,464        3    1,464
                                 ---------- -------- -------- --------
Net loss                             $(917) $(1,744) $(1,135) $(2,671)
                                 ========== ======== ======== ========
Net loss per common share - basic
 and diluted                        $(0.02)  $(0.04)  $(0.03)  $(0.06)
                                 ========== ======== ======== ========
Weighted average common shares
 outstanding - basic and diluted    45,329   43,423   44,954   43,315
                                 ========== ======== ======== ========



                   INVESTOOLS INC. AND SUBSIDIARIES
                 Consolidated Statements of Cash Flows
                            (in thousands)
                              (unaudited)

                                                     Six months Ended
                                                         June 30,
                                                     -----------------
                                                       2004     2003
                                                     -------- --------
Cash flows from operating activities:
Net loss                                             $(1,135) $(2,671)
  Adjustments to reconcile net loss to net cash
   provided by operating activities:
   Depreciation and amortization                         374      370
   Deferred tax expense                                    -    2,763
   Stock compensation expense                            113       20
   Changes in operating assets and liabilities, net
    of effect of acquired businesses:
     Accounts receivable                                (546)  (1,195)
     Restricted cash                                  (1,500)       -
     Other current assets                             (1,093)     (41)
     Accounts payable                                    788      492
     Deferred revenue                                  7,485    1,895
     Accrued payroll                                     (23)     123
     Other current liabilities                           425      599
     Taxes receivable/payable                             40      948
                                                     -------- --------
        Net cash provided by operating activities      4,928    3,303
Cash flows from investing activities:
  Purchases of marketable securities                  (5,050)  (2,930)
  Proceeds from sale of marketable securities          5,688        -
  Purchases of furniture, fixtures and equipment        (395)    (163)
  Investment in 360 Group, net of cash received of
   $1.5 million                                          (62)       -
                                                     -------- --------
        Net cash provided by (used in) investing
         activities                                      181   (3,093)
Cash flows from financing activities:
  Payments on notes payable                             (254)     (14)
  Exercise of stock options                              180        -
                                                     -------- --------
        Net cash used in financing activities            (74)     (14)
                                                     -------- --------
Increase in cash and cash equivalents                  5,035      196
Cash and cash equivalents:
  Beginning of period                                  4,458    5,160
                                                     -------- --------
  End of period                                       $9,493   $5,356
                                                     ======== ========


    CONTACT: INVESTools Inc.
             Paul A. Helbling, 281-588-9102
             paul.helbling@investools.com